Exhibit 99.2

BUSINESS & FINANCIAL EDITORS                               STANLEY R. ZAX
                                                           Chairman & President
FOR IMMEDIATE RELEASE
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            ZENITH COMPLETES THE SALE OF ITS HOME-BUILDING BUSINESS

         WOODLAND HILLS, CALIFORNIA, October 8, 2002. Zenith National Insurance Corp. (NYSE: ZNT) announced today the closing of the sale of its real estate assets and home-building business in Las Vegas, Nevada to Meritage Corporation. Zenith reported earlier today that it had entered into a definitive agreement with Meritage for the sale of its real estate assets and home-building business in Las Vegas, Nevada.

         Zenith received approximately $65 million in connection with the sale, including $28 million in repayment of intercompany loans from its home-building subsidiary. Zenith estimates that it will record a gain on the sale in the fourth quarter of about $7 million, after tax.

         Zenith is a property-casualty insurance organization with headquarters in Woodland Hills, California. Through its insurance subsidiaries, Zenith provides workers' compensation insurance nationally and reinsurance.

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